Exhibit 4.(a).73

Final Version-English translation

Credit Agreement

Entered into in Tel-Aviv on January 31, 2010

by and among

012 Smile Telecom Ltd. (formerly, Ampal Investments and Communication 2009 Ltd.) (the
 "Borrower") p.c. No. 514350024

and

Bank Leumi l'Israel Ltd. ("Leumi")

Bank Discount l'Israel Ltd. ("Discount")

each individually referred to hereinafter as the "Lender" and together as the "Lenders"

and

Bank Leumi L'Israel Ltd. ("Bank Coordinator")

Whereas
On November 16, 2009, an agreement was signed between the Borrower (through its founder – Merhav-Ampal Energy Ltd.) - and 012 Smile Communication Ltd. and Ampal Energy Ltd., for the sale of the assets, activities and obligations of Smile 012 Communication Ltd., to the Borrower, that was amended on January 26, 2010 – all as detailed in the aforesaid agreement (as amended);

Whereas	the Borrower has approached the Lenders, seeking to enter an agreement with them whereby they will jointly provide it with part of the Credit required to finance the above agreement;

NOW THEREFORE IT IS DECLARED AND STIPULATED AMONG THE PARTIES AS FOLLOWS:

1.	Definitions and Interpretation

1.1
The following terms will have the meaning set out opposite them, unless the context requires otherwise. Terms not defined in this Agreement will be given the meaning given to them in the Credit Documents (as defined hereunder).

1.1.1
"Institutional Loan" - a loan from institutional entities (the "Financial Institutions") in a sum of NIS. 220,000,000 which Merhav intends to take by the Closing, in order to provide the Independent Resources as defined hereunder, it is hereby clarified that in the event that the Borrower has obtained sums by virtue of Section 11.4 of the Acquisition Agreement, then for the purpose of this Agreement, the  amount set out above will decrease by an amount equal to 22% of the sums that the Borrower has received according to Section 11.4 hereunder (the "Reduced Total "), and the Loan will be considered as having been provided, ab initio, at the Reduced Total and the Financial Institutions' settlement time table as determined in Section 10.4.2.1 hereunder, will change accordingly. It is hereby clarified that the above calculations, including the change in the Financial Institutions' time table, are prepared for the purpose of this Agreement only and have no bearing or influence on the relationships between the Financial Institutions and Merhav and on the payments that Merhav is to pay to the Financial Institutions in accordance with the Agreement with them.

1.1.2	Ampal American - Ampal American Israel Corporation.

1.1.3
"Independent Resources" - a sum of NIS.400,000,000 (four hundred million new Israeli shekels) derived from investment in the Borrower's share capital or from subordinate loans which the Borrower will use to make the payments to Smile on account of the purchase consideration.

1.1.4	"Stakeholder" - As this term is defined in the Securities Law other than the Borrower's subsidiary companies.

1.1.5
"Financial Statements" - The Borrower's annual or quarterly Financial Statements, as the case may be, on a consolidated basis, prepared in New Shekels, consistently in accordance with generally accepted accounting principals, audited (in respect of periods concluding on December 31) or reviewed (in respect of periods concluding on other dates) as is customary in respect of reports of this kind, by the Borrower's accountants and any other report or explanation required according to relevant standard accounting procedures or by authorized authorities.

1.1.6
"Financial Statements - Solo" - The Borrower's annual or quarterly Financial Statements as the case may be, on an individual basis, prepared in New Shekels, consistently in accordance with generally accepted accounting principals, approved on behalf of the Borrower by the Chief Financial officer of the Company (CFO) or by the CEO.

1.1.7	"The Credit" - the loans provided to the Borrower from time to time in accordance with this Agreement by one of the Lenders.

1.1.8
"Provisions of the Law" - any provision of the law or legislation in Israel or abroad, a provision from the Bank of Israel, and any other competent authority in Israel or abroad, agreed to by one of the Lenders and the Bank of Israel or by one of the Lenders and any other competent authority in Israel or abroad, as may be in force from time to time.

1.1.9	the "Holding" - as this term is defined in the Securities Law.

1.1.10
"Subordinated Loans" - loans provided or to be provided to the Borrower by Merhav, Stakeholders in Merhav or a corporation controlled by any of the aforesaid in respect of which Merhav or a  Stakeholder or a corporation controlled by any of them, as the case may be, and the Borrower, undertake in writing to the Lenders, are not discharged before full settlement of the Credit, including by way of offset, except in accordance with the provisions of this Agreement (including by payments to Merhav in accordance with the provisions of Section 10.4 hereunder).

1.1.11	"Known Agreement Index" means - the monthly Index for December 2009 published on January 15, 2010 at the level of 105.2.

1.1.12	"Acquired Assets" - as [the term] "Acquired Assets" is defined in the Purchase Agreement and subject to and in accordance with all provisions of the Purchase Agreement related thereto.

1.1.13	this "Agreement" - this Agreement and all its annexes, in such form as it will be from time to time.

1.1.14
the "Purchase Agreement" - the agreement drawn up and entered on November 16, 2009 between the Borrower (through its founder - Merhav Ampal Energy Ltd.) Smile and Merhav, for the acquisition of part of Smile's operations, assets and obligations by the Borrower, as amended on January 26, 2010.

1.1.15	the "Guarantor" - each of: Merhav and Ampal American.

1.1.16
"Operating Profit to service the Debt" (EBITDA) means - the total cumulative operating profit, according to the Borrower's Financial Statements (consolidated), in each of the four consecutive calendar quarters, the conclusion of which is the date for assessing the latest quarterly or annual Financial Statements, as the case may be (the "Final Date") (for the avoidance of doubt, operating profit is after payment of management fees to Merhav), before finance costs/income (interest, linkage differential, exchange rate differential, commissions and the differential calculated on the activated loans, at fair value), and before taxes, plus depreciation and write-downs recorded in that period and after excluding capital gains/losses, excluding bonuses in respect of options granted to employees, excluding one-off expenses arising from reorganization; and with the total of the aforesaid cumulative amount being linked to changes in the Known Index where the base index is the index known on the Final Date and the revised index is the index known on the review date or on the relevant Assessment Date.

1.1.17
the "Licenses" - a general license for the Borrower to provide Bezeq International services, a general license to 012 Telecom Ltd. to provide domestic Bezeq land-line services, a special license for the Borrower to provide internet access services, a special license for the Borrower to provide end-user services and any other license that may arise in place thereof, or other license the termination or suspension of which may have a harmful effect on the Borrower's businesses, but not including a license whose termination or suspension as aforesaid, has a negligible effect on the Borrower's businesses.

1.1.18	"Subsidiaries" - as this term is defined in the Securities Law.

1.1.19	"Companies Law" - the Companies Law, 1999-5759, as amended from time to time.

1.1.20	"Securities Law" - the Securities Law, 1968-5728, as amended from time to time.

1.1.21
the "Accounts" - an account as specified below, opened by the Borrower with each of the Lenders, which serves solely to provide and manage the Credit as defined above, as well as an account that may replace an account specified hereunder, but only if it serves solely to manage the Credit, as defined above:

1.1.21.1	Leumi - account no. 75920/01 at Branch 800

1.1.21.2	Discount - account no. 91885843 at Branch 10.

1.1.22
"Business Day" - any day except Saturday, public holidays, the two days of Rosh Hashana, the eve of Yom Kippur and Yom Kippur, the first and eight days of Succoth, Purim, the first and seventh days of the Passover, Independence Day, Shavuot Festival, the Ninth of Av and also excluding any day that is determined by the Bank Commissioner not to be a bank Business Day.

1.1.23
"Closing Day" the day on which the Credit is provided by a Closing in accordance with this Agreement. It is hereby clarified that the Closing Day will not take place on a day on which the Index is published or during the two days prior to or after, a day on which the Index is published.

1.1.24
"Total Debt Service Ratio" means - the quotient reached by dividing: (A) the cumulative total of the Borrower's residual obligations (consolidated) to the Financial Institutions and other Lenders, other than suppliers' credit provided to the Borrower in its normal course of business, on commercial terms that are customary in that field, and other than obligations in respect of Subordinated Loans, as of the Assessment Date, less repayments made to Lenders, to the extent made, on the Assessment Date, and less cash and cash equivalents (including negotiable bonds) mortgaged by the Borrower in favor of one of such entities as such will be on the Assessment Date (it is hereby clarified that to the extent that the Assessment Date is a date on which the Borrower will have taken the Loan (including having made use thereof or withdrawn thereon, on account of the lines of credit provided to it) from a Financial Institution - the amounts of the aforementioned loan/usage/withdrawal, will be included in the balance of the obligations) by (B), the Operating Profit to service the Debt, according to the data in the Borrower's Financial Statements (consolidated) to the Final Date, as defined in Section 1.1.16 above.

1.1.25
"Debt Service Ratio" means - the quotient arrived at by dividing: (A), the difference between the Operating Profit to service the Debt and the lower of the following amounts: 70 million NIS. linked to the Known Index in the Agreement or the cumulative total of net cash flow to be utilized for the investment activities as appears in the Borrower's Financial Statements (consolidated) in the  report on cash flow during the relevant quarters; where the aforesaid cumulative total is linked to changes in the Known Index and where the base index is the known index on the Final Date and the revised index is the index known on the date of checking or on the relevant Assessment Date. (For this purpose, "net cash flow" means - cash flow to be used to acquire fixed property, equipment and other assets, less cash flow arising from the sale of fixed assets, equipment and other assets), by (B), the Total for servicing the Debt for the 12 consecutive months commencing immediately after the Assessment Date.

1.1.26
"Inclusive Total Debt Service Ratio" means - the quotient arrived at by dividing: (A), the difference between the Operating Profit to service the Debt and the lower of the following amounts: 70 million NIS. linked to the Known Index in the Agreement or the cumulative total of net cash flow to be utilized for the investment activities as appears in the Borrower's Financial Statements (consolidated) in the cash flow report during the relevant quarters; where the aforesaid cumulative total is linked to changes in the Known Index and where the base index is the Known Index on the Final Date and the revised index is the Index known on the date of checking or on the relevant Assessment Date. (For this purpose, "net cash flow" means - cash flow to be used to acquire fixed property, equipment and other assets, less cash flow arising from the sale of fixed assets, equipment and other assets), by (B), the Total for servicing the inclusive Debt for the 12 consecutive months commencing immediately after the Assessment Date.

1.1.27	"Index" means - the Consumer Price Index including fruit and vegetables, issued by the Central Bureau of Statistics in Israel.

1.1.28
"Financial Institution" - means any one of the following entities: banks, including auxiliary corporations as defined in the Banking Law (Licensing) 1981-5741, entities which are subject to the Law of Joint Investment in Trusts, 1994-5754, corporations which are subject to the Law Controlling Financial Services ( Kupat Gemel ) 2005-5765, an insurance corporation as defined in the Law Supervising Insurance Businesses 1981-5741, or any corporation similar to the aforementioned which is incorporated outside Israel and which is supervised by a competent authority in the country of incorporation and has debentures.

1.1.29
"Assessment Date" - any date of repayment of interest or principal of the Credit according to the Credit repayment timetable, 7 days prior to any settlement date to Financial Lenders as referred to in Section 10.4.2.1, and on any date on which the Borrower will take Credit (including utilization or withdrawal on account of the lines of Credit provided to it (to the extent provided)), in a sum that exceeds 5 million NIS. from a Financial institution. The first Assessment Date will take place on December 31, 2010 or 7 Business Days prior to the first date for making payments to Financial Institutions or the first date of taking Credit from a Financial Institution as aforesaid, whichever is the earlier.

1.1.30
"Merger" - a Merger pursuant to the first chapter of the eighth section, or the third chapter of the ninth section, of the Companies Law, or any act the result of which is the acquisition of most of the Borrower's assets by an individual or corporation.

1.1.31
"Credit Documents" - all of the following: (a) This Agreement (with its annexes); (b) the Securities Documents; (c) all requests to be provided with Credit A as defined in Section 5.1; (d) all requests to provide Credit B as defined in Section 5.2; (e) all requests to provide Credit C as defined in Section 5.3; (f) the General Conditions; (g) all resolutions, approvals, documents and agreements, relating to the provision of the Credit and its administration (including with respect to opening the Accounts) signed by the Borrower or by anyone on its behalf or delivered by the Borrower or by anyone on its behalf, all of them being in such style, on such conditions and in such form as is to the Lenders from time to time; and (h) every agreement or other document signed by the Borrower in favor of any one of the  Lenders in connection with the provision of the Credit by such Lender.

1.1.32
"Securities Documents" - all of the following: (a) agreements and forms testifying to the floating charge; (b) documents and forms testifying to a lien on the Accumulation Account as defined in Section 10.4.2.2; (c) the documents and forms testifying to a lien on shares in the Borrower in accordance with Section 8.5; (d) the documents and forms testifying to a lien on shares on 012 Telecom Ltd. in accordance with Section 8.7; (e) Owners Guarantees; (f) the documents and forms testifying to a lien on certain rights under the Purchase Agreement in accordance with Section 8.2 hereunder; and the documents and forms testifying to a lien on the rights to reimbursement of the Owners Loans in accordance with Section 8.6. And, all documents related to the aforementioned liens and guarantees.

1.1.33
"Event of Breach" - any event or circumstance, the happening of which constitutes grounds for the immediate repayment of the Credit in accordance with the Credit Documents. It is hereby clarified that if such event is only determined at the end of a period (to the extent that the situation has not reverted to its previous condition or the event has not been rectified) the Lender will be entitled to demand the immediate settlement of the Credit, such event will be considered as an Event of Breach even prior to the elapse of the period indicated therefor.

1.1.34	"Merhav" - Merhav Ampal Energy Ltd.

1.1.35	"Free and Clear" - Free and Clear of any lien, pledge, encumbrance, charge, debt, claim or any other right of any type or kind of any third party whatsoever.

1.1.36
"Total Debt Service" means - the cumulative amount of payments of financial charges to Financial Institutions, in respect of the Borrower's obligations ( consolidated) existing on the Assessment Date, in respect of anticipated financial charges for the 12 consecutive months starting immediately after the Assessment Date, together with the cumulative amount of payments on account of principal repayments to Financial Institutions the repayment of which occurs in the aforementioned 12 month period. It is hereby clarified that payments actually repaid on the Assessment Date will not be reckoned in the total of Debt servicing.

1.1.37
"Inclusive Total Debt Service" means - the cumulative amount of payments of financial charges to Financial Institutions, in respect of the Borrower's obligations ( consolidated) existing on the Assessment Date, together with payments to Lending Institutions as defined in Section 1.1.46 hereunder, as such are anticipated for the 12 consecutive months commencing immediately after the Assessment Date, together the cumulative amount of payments on account of repayment of principal to Financial Institutions (for the avoidance of doubt, including in respect of payments to Lending Institutions as defined in Section 1.1.46 hereunder) the repayment of which occurs in the aforementioned 12 month period. It is hereby clarified that payments actually repaid on the Assessment Date and payments to Lending Institutions effected 7 Business Days after the Assessment Date will not be reckoned in the total of Inclusive Debt servicing.

1.1.38	"Smile" - 012 Smile Communications Ltd.

1.1.39	"Owners Guarantees" - the Guarantees specified in Section 8.4, in the format attached as Annex 1.1.39 .

1.1.40
"Applicable Interest" the rate of interest before the addition of any kind of profit, used by Leumi to establish the interest to its customers for providing credit - in an amount, of such kind and for such period as are identical to the amount, kind and period of the relevant Credit, and this on the date that such credit is provided, renewed or replaced, as the case may be (the "Determining Date"). The aforesaid applies both in respect of credit bearing interest at a fixed rate and credit bearing interest at a variable rate. In the event that the relevant credit bears interest that includes a component of customarily basic interest whatsoever, that is likely to change during such credit period (for example - credit based on Prime interest) the Applicable Interest will be at the aforesaid interest rate plus or minus the fixed rate (the "Fixed Supplement") when the rate of the Fixed Supplement will be determined on the Determining Date; thus the Applicable Interest will be in accordance with the principals detailed above in this sub-Section and the rate of the Fixed Supplement will vary above or below the aforementioned basic interest during that credit period. A notification by Leumi regarding the Applicable Interest will be binding on the Borrower and may not be protested or appealed.

1.1.41	"Rate of Participation" - the percentage set out below in respect of each Lender:

Bank Leumi L'Israel Ltd. - 80%

Bank Discount L'Israel Ltd. - 20%

or as such may vary as stated in Section 2.1.6 or 5.3.5 hereunder.

1.1.42	"Control" - as this term is defined in the Securities Law.

1.1.43
"Related Corporation" - a corporation, including a partnership or promoter, in which the Borrower has Control as well as any corporation (including a partnership or promoter) whose obligations the Borrower guarantees towards any entity whatsoever or in respect of the failure of such corporation (including a partnership or promoter) to comply with a debt or obligations, [the Borrower] has undertaken to indemnify any entity whatsoever.

1.1.44
"Area of Business" - means the field of communications in Israel only, including television services through the infrastructure of the internet or a similar service. It is clarified that apart from television services through the infrastructure of the internet, any investment or provision of services in the field of media, including television, will not be included in the Area of Business.

1.1.45	"General Conditions" - the general conditions of each of the Lenders for opening and managing the Account, and, also, with respect to Leumi, the Accumulation Account as defined in Section 10.4.2.2.

1.1.46	"Payments to Financial Institutions" - the cumulative total of payments of interest and principal that Merhav must pay in respect of the Financial Institutions' loan, during the relevant period.

1.1.47	"Closing" - the closing (completion) of the transaction that is the subject of the Purchase Agreement.

1.2	General: relationship between documents

1.2.1	Headings in this Agreement are added for the sake of convenience only and are intended for its interpretation.

1.2.2	The preamble and appendixes to this Agreement constitute an integral part hereof.

1.2.3	Every reference in this Agreement to an annex or Section will be understood, except if the context requires otherwise, as a reference to an annex or Section in this Agreement, respectively.

1.2.4	Any information, reporting, notice, demand, agreement or application pursuant to this Agreement, shall be given in writing even if no written request is specified as aforesaid.

1.2.5	Subject to the provisions of Section 1.2.6 hereunder, the provisions of this Agreement are in addition to the provisions of other credit agreements and do not derogate therefrom.

1.2.6
In the event of a specific contradiction between the provisions of this Agreement and the provisions of any of its annexes or between the provisions of this Agreement and provisions of any other credit agreements, the provisions of this Agreement will prevail.

2.	Consortium's Rules

Subject to the fulfillment of the Borrower's undertakings under this Agreement and to the fulfillment of the preconditions detailed in Section 4 hereunder, in accordance with the Borrower' requests to be provided with credit according to this Agreement, each of the  Lenders will provide the Borrower, at the Rate of Participation, the Credit specified in Section 5 hereunder.

2.1.2
The Borrower undertakes that any borrowings in respect of the Credit to be provided to the Borrower in accordance with the provisions of this Agreement, will be effected from each one of the  Lenders in parallel and that this will be at the Rate of Participation and on identical terms. Furthermore, the Borrower undertakes that each repayment of the Credit (including early settlement under Section 6 hereunder) as well as any reduction in the outstanding amount or the renewed outstanding amount as stated in Section 5.3.5 or 5.3.11 hereunder, will be implemented with each of the  Lenders in parallel and at the Rate of Participation.

2.1.3
For the removal of doubt, the Lenders and the Bank Coordinator are obligated to verify that the amounts of the Credit provided in accordance with the provisions of this Agreement or the amounts of repayment, actually comply with the Rate of Participation that applies to each of the Lenders, or are on terms that are identical for each of the Lenders and that the responsibility for this is enforced on the Borrower.

2.1.4
Unless specifically stated to the contrary, it is hereby clarified that any payment to the  Lenders or to the Bank Coordinator according to the provisions of this Agreement will be implemented without offset, lien, cross-claim or any other right from any source and that the sums to be paid to each of the  Lenders or the Bank Coordinator will be Free and Clear.

2.1.5
Unless specifically stated to the contrary, the obligations and rights of the Lenders under the Credit Documents are individual, are not reciprocal, are not inter-connected and are not dependent on one another. None of the Lenders will bear the costs of a breach of the obligations in this Agreement by one of the other Lenders. A breach of the obligations contained in the Credit Documents by one of the Lenders, does not constitute, of itself, a breach of the other Lenders' obligations, and unless specifically stated to the contrary, will not affect the obligations and rights of the other Lenders.

2.1.6
Notwithstanding the aforesaid, it is hereby agreed that if on the Closing Day, Bank Discount does not provide its full part of the Credit according to the Rate of Participation which applies to it, pursuant to a breach of this Agreement or due to one of the events specified in Section 7 hereunder, applying to it, or for any other reason - Leumi will provide, in its place, the full part of credit as aforesaid, Leumi's Rate of Participation will change accordingly and such Lender will cease to be a party to this Agreement. It is hereby clarified that an occurrence such as the aforesaid will not, of itself, constitute a ground for non-provision of the Credit by the remaining Lenders in accordance with the Rate of Participation for each Lender.

2.1.7
In any event that the agreement of the Lenders is required according to the Credit Documents, the notice in respect of agreeing or refusing to give their agreement, will be issued to the Borrower by the Bank Coordinator.

2.1.8
A notice concerning exercise of the right to make immediate settlement of the Credit or part thereof, or the right to increase the rate of interest according to Section 5.4 hereunder or in the matter of taking measures to exercise a security out of the Securities, will be issued to the Borrower or to a Guarantor, as the case may be, by the Bank Coordinator. It is specifically clarified that notwithstanding anything stated in this Agreement (including Section 2.15 above), exercise of the rights detailed above in this Section 2.18, will apply pro rata to all the Lenders.

2.1.9
Each of the parties will appoint someone to represent it and to act on its behalf in all matters relating to the implementation of this Agreement (the "Representatives"). The following persons will serve as the initial Representatives of the Parties: (a) for Leumi or the Bank Coordinator - the head of Leumi's communications department; (b) Discount - the business manager. Details of how to communicate with each of the Representatives are as specified in Section 19.3 hereunder.

2.1.10
Each of the parties will be entitled to replace its Representative by giving a notice, in writing, to the other parties which includes contact details for the new Representative on its behalf, and the date of replacing the Representatives.

2.1.11
Each of the Lenders and the Bank Coordinator will be entitled to rely on any notice or instruction given in the name of the Representative. None of the Lenders or the Bank Coordinator will be required to obtain any further proof of the genuineness of any fact, issue or calculation included in any notice or instruction given to it by one of the other Lenders' Representatives or a Representative of the Bank Coordinator.

2.1.12
The Lenders hereby declare to the Borrower that as of the date of entering this Agreement, there is no restriction or impediment, of any kind whatsoever, to providing all the amounts of credit under this Agreement to the Borrower, in full and on the due dates, including on the assumption of the adoption of any anticipated regulations (including Basel II).

2.1.13
The Lenders hereby undertake that exercising their rights under the liens specified in Sections 8.1, 8.5 and 8.7 hereunder, including their actualization, will not cause any adverse effect whatsoever to the provision of services under the Licenses, and in any event, exercise of their rights as aforesaid will be subject to all the limitations existing in law and in the Licenses in connection therewith.

3.	Object

The provision of the Credit to the Borrower on the Closing Day will serve the Borrower solely for the purpose of acquiring the activities, assets and obligations of Smile in accordance with the provisions of the Purchase Agreement and subject to its terms.

4.	Preconditions for providing the Credit on the Closing Day

The provision of any amount on the Closing Day on account of the Credit under the provisions of this Agreement is conditional upon the fulfillment of all the following pre-conditions (which, if not stated specifically hereunder are due to be fulfilled on the Closing Day), to the complete satisfaction of the Lenders:

4.1.1
The Borrower will have provided to the Lenders, two Business Days prior to the Closing Day, a letter from the Borrower's attorney relating to the Loans and including its confirmation that all consents, authorizations, approvals and other requirements (to the extent required) have been received in accordance with the Provisions of the Law and in accordance with the Borrower' incorporation documents for the purpose of entering the Purchase Agreement and for the implementation of the Credit Documents in accordance with and subject to, the provisions thereof.

4.1.2
On the Closing Day, the Borrower will have deposited the Independent Resources in its account with the Bank Coordinator and signed on the irrevocable instructions attached as Annex 4.1.2 to this Agreement. The Independent Resources will be transferred by the Bank Coordinator to Smile together with the transfer of the amounts of the Credit, as stated in Section 5 hereunder.

4.1.3	The Borrower will have effected (signed on) the Securities, as detailed in Section 8 hereunder, in favor of the Lenders.

4.1.4	The Guarantors will have signed the Owners Guarantees, as detailed in Section 8.4 hereunder, in favor of the Lenders.

4.1.5	Merhav will have activated the liens as detailed in Sections 8.5 and 8.6 hereunder, in favor of the Lenders.

4.1.6	The Borrower will have fulfilled all its obligations under the Credit Documents.

4.1.7	Cancelled

4.1.8	No Event of Breach will have taken place and/or will there be, to the Lenders' knowledge, any great likelihood of there being an Event of Breach.

4.1.9
The Borrower's board of directors will have passed the resolution in the form attached as Annex 4.1.9 and the Borrower's attorney will have signed a confirmation in the form and on the terms that are acceptable to the Lenders.

4.1.10	The Borrower will have opened the Accounts and signed on the authorizations, confirmations and declarations required by any of the Lenders to that end.

4.1.11	The Closing Day will be not later than 22.6.2010.

4.1.12
If and to the extent that the Borrower is aware, that one of the conditions of the conditions prescribed in this Section has not been fulfilled, the Borrower will give notification thereof to the Lenders immediately after it becomes aware of the non-fulfillment of such condition.

5.	The Credits and their Conditions

Subject to that stated heretofore and hereinafter in this Agreement, at the behest of the Borrower, the Lenders will provide the Borrower, on the Closing Day, credit in NIS up to a total cumulative amount (for each of the Lenders) of NIS 800 million, split as detailed below. Each Lender will provide the Borrower with a portion of any credit in accordance with the Rate of Participation of such Lender:

5.1	Loan A, in the amount of (overall for each of the Lenders) NIS 500 million which will be provided on the Closing Day.

5.1.1
The principal of Loan A will be linked to the Index and will be settled in 14 continuous and equal, semi annual instalments (with the addition of linkage differences for each instalment). The first principal payment with respect to Loan A will apply upon the lapse of 6 months from the date of providing Loan A and the final payment will apply upon the lapse of 84 months from the date of the provision up thereof (“The Final Credit Settlement Date”).

5.1.2
Loan A will bear annual interest at a fixed rate of 2% above the Applicable Interest with the addition of index linkage differences. As an indication only, the Lenders confirm that as at the date of the signing of this Agreement, the Applicable Interest is [2.2] %.

5.1.3	The interest on Loan A will be paid every three months, commencing from the lapse of three months from the date of providing the loan.

5.1.4	The remaining terms and conditions of Loan A will be as detailed in the Loan Application, Annex 5.1.4 to this Agreement.

5.2	Loan B, in the overall cumulative amount (for all the Lenders) of NIS 200 million which will be provided on the Closing Day.

5.2.1	The principal of Loan B will be linked to the index and will be settled in one instalment at the final credit settlement date.

5.2.2
Loan B will bear annual interest at a fixed rate of 2% above the Applicable Interest with the addition of index linkage differences. As an indication only, the Lenders confirm that as at the date of the signing of this Agreement, the Applicable Interest is [3.1] %.

5.2.3	The interest on Loan B will be paid every three months, commencing from the lapse of three months from the date of providing the Loan.

5.2.4	The remaining terms and conditions of Loan B will be as detailed in the Loan Application, Annex 5.2.4 to this Agreement.

5.3
The line of Credit C, under the terms and conditions as detailed below, and in an overall and cumulative amount (for all Lenders) of NIS 100 million (the “Outstanding Renewed Amount”), which will be exploited in full, on the Closing Day.

5.3.1
Line of Credit C will be exploited by the Borrower by means of taking out an unlinked loan in NIS, (each loan will be designated a “Loan C”) for a period of 3, 6 or 12 months, at the Borrower's choice (each of the periods will hereinafter be designated – “The period of Loan C”) as long as the date of final settlement of the loans that will be provided within the line of Credit C, will commence after the lapse of 42 months from the Closing Day (the “Final Loan C Settlement Date”).

5.3.2	Each application to be provided with a Loan C will be submitted by the Borrower to the Lenders at least 4 Business Days prior to the date requested for providing the loan.

5.3.3	The total cumulative amount of the unpaid balance of Loan C will not exceed, at any time whatsoever, the Outstanding Renewed Amount or the Revised Outstanding Renewed Amount, as the case may be.

5.3.4
At the behest of the Borrower, as detailed above, the Lenders will put at the disposal of the Borrower the requested amount (each Lender in accordance with its Rate of Participation) as long as in addition to that stated in the sub-section of Section 5.3, the following terms and conditions will ensue cumulatively: a) If upon the date of providing the (new) loan, there is an unpaid balance of Loan C, the settlement date of which occurs at that time, the (new) loan will be initially used to settle the principal of Loan C, the settlement date of which occurs at that time, and if the amount of the (new) loan will be higher than the unpaid balance of Loan C, the settlement date of which occurs at that time, or, at that time, there is no applicable date of settlement of Loan C; then the balance of the (new) loan will serve the Borrower solely for the execution of investments in the Area of Business and b), up to that point in time, no instance of a breach has occurred and c) the cumulative amount of the unsettled balance of Loan C that will be conducted by each Lender immediately after providing the requested (new) loan, will not exceed the Rate of Participation of each Lender of the cumulative unsettled balance of Loan C that will be conducted by each Lender immediately after providing the requested (new) loan, and d) at that time, there is no limitation, as detailed in Section 7 below, on the part of any of the Lenders.

5.3.5
It is hereby agreed that, other than at the time of providing the loans on the Closing Day, with respect to which that stated in Section 2.1.6 above applies, should any of the Lenders not put at the disposal of the Borrower, the loan as detailed in Section 5.3 above, (whether as a result of the breach of this contract by the Borrower or whether a limitation, as detailed in Section 7 below, exists), this fact in itself will not constitute a ground for non-provision of the Credit by the remaining Lenders. It is hereby clarified that should an event as stipulated above occur, as of that date, the Outstanding Renewed Amount or the Revised Outstanding Amount, as the case may be, will automatically be reduced by the total of the amount not provided by the Lender as stated above, as well as, commencing from such date, the Rate of Participation of the Lenders will be updated in accordance with the ratio that will be in place at that time (immediately after providing the loan by the remaining Lenders, or part thereof), whether the unsettled balance of the Credit with each of the Lenders or the total amount of the unsettled balance of the Credit.

5.3.6	The principal of each Loan C will be settled in one instalment at the end of the period of the respective Loan C.

5.3.7	Loan C will bear annual interest at a fixed rate of 2% above the Applicable Interest.

5.3.8	The interest on Loan C will be paid every three months, commencing from the lapse of three months from the date of providing the applicable loan.

5.3.9
The remaining terms and conditions of Loan C that will be provided on the Closing Day will be as detailed in the Loan Application, Annex 5.3.9 to this Agreement. The remaining terms and conditions of Loan C that will be provided thereafter will be as detailed in the Loan Application to be signed by the Borrower with each Lender as is acceptable at that time to such Lender.

5.3.10
The Borrower will pay the Lenders (to each Lender in accordance with the rate of the Lender’s Participation), with respect to the unexploited balance of Line of Credit C, non exploitation commission as detailed in Annex 12 of this Agreement. The commission will be calculated on the balance of the unexploited Line of Credit C. The checking of the total unexploited Line of Credit C will be carried out on a daily basis and the payment of the commission with respect thereto, will be carried out retrospectively at the end of each calendar quarter. It is hereby clarified that should that stated in Section 5.3.5 be upheld, then commencing from that date, the Borrower will cease paying non exploitation commission to the Lender who has not provided its share in the new Loan C, as detailed in the above stated Section 5.2.5.

5.3.11
At any time at which there will be an unexploited balance of Line of Credit C, the Borrower will be at liberty to notify the Lenders in writing that it is the Borrower’s desire to reduce the amount of the Line of Credit C by the amount of the unexploited balance or part thereof. Commencing from the date of the receipt of the above stated notification, the amount of the Outstanding Renewed Amount will be irreversibly reduced accordingly. (the “Revised Outstanding Renewed Amount”).

5.4
Notwithstanding the aforesaid, should an instance of a breach occur, in respect of which a period [to remedy] is determined, only at the end of that period (to the extent that the situation has not reverted to its former state or the incident has not been rectified), will the Lender be entitled to demand the immediate settlement of the Credit, then, commencing from the date of the occurrence of the incident as stated and up to the earliest of the following dates: the date upon which the situation reverted to its former situation, or the date upon which the incident was rectified or the date upon which the Lenders issued a Letter of Waiver with respect to the breach (should such have been issued), or the date upon which the Lenders demanded the immediate settlement of the Credit, the interest rate determined for Loan A, Loan B and Loan C will increase by 2% per annum above the rate of interest determined for such loan, in accordance with Section 5.1.2 or 5.2.2. above, respectively, as such will be at that point in time. That stated in this sub-section above will not apply in the case of that stipulated in Section 11.3 or 11.2 occurring.

5.5
It is hereby clarified that in any case that the immediate settlement of the Credit will be demanded, on any date whatsoever, then, from that date, the unexploited balance of the Credit will bear arrears interest.

5.6
The Bank Coordinator will inform the Borrower and each of the Lenders regarding the change in the rate of interest by virtue of Section 5.4 above and the Bank Coordinator’s notification obligates the Borrower and the Lenders.

6.	Early Settlement of the Credit

It is hereby agreed that Article 13 (b) of the Mortgage Law, 5727 – 1967 will not apply and that the Borrower will be at liberty to settle, by means of early settlement, the lines of Credit or any part thereof, subject to the following cumulative terms and conditions:

6.1	The order of the execution of early settlement will be as follows:

6.1.1	The settlement of Loan C.

6.1.2	If, at the date of the execution of the early settlement, there is no unsettled balance of Loan C – the settlement of Loan B.

6.1.3
If, at the date of the execution of the early settlement, there is no unsettled balance of Loan C or Loan B, the settlement of Loan A by means of settlement on account of each of the outstanding principal instalments of Loan A in an equal manner, thus each instalment will be reduced by an identical amount. In the stated case, no changes in the dates of the payments and in the period of Loan A, will apply. Upon the execution of early settlement the Lenders will provide the Borrower with a new settlement time-table and this will obligate the Borrower.

6.2	The amount that will be settled by means of early settlement will not be less than NIS 5 million.

6.3	The early settlement will only be done upon a date for the payment of interest.

6.4
The early settlement of the New Israeli Shekel, index linked credit can only be executed after the lapse of one year from the date of providing the Credit, and this on a calendar date that overlaps with the date of the provision thereof (and should this date not be a Business Day, then the general terms informing the matter of the bringing forward or moving back to coordinate a Business Day, will apply.).

6.5	The Borrower will notify the Lenders in writing regarding the execution of the early settlement, 7 Business Days in advance.

6.6	On the date of the early settlement, the Borrower will pay the Lenders the full amounts of the interest and the commissions that have accumulated up to that time.

6.7	On the date of the execution of the early settlement, commission that will be calculated in accordance with the formula appearing in Annex 6.7, will be paid to each of the Lenders.

6.8	The early settlement by the Borrower will be carried out in a manner that will maintain the relevant Rate of Participation of each of the Lenders in the remaining credit.

6.9	Any notification issued by the Borrower regarding the intention of the Borrower to carry out early settlement will be non-revolving and irreversible.

6.10
With the exception of amounts that will settle Loan C, by means of early settlement and which, at the behest of the Borrower, will be provided anew [by the Lenders], subject to and in accordance with that stated in Section 5.3.2 above, any amount that will be settled by means of early settlement will not be provided anew [by the Lenders].

7.	Change in the Ownership of the Borrower

7.1
In any case that as a result of any change in the Provisions of the Law (as defined hereinafter), as well as in any case that as a result of the fulfilment of a demand, provision or request of any kind – issued to or referred to any of the Lenders by the Bank of Israel or by any other qualified Authority, or as a result of the fulfilment of any undertaking on the part of any of the Lenders to the Bank of Israel or to any other qualified Authority, whether the fulfilment of the stated undertaking, the provision, the demand or the request results from any change whatsoever in the law as stated or whether it results from an agreement that has been drawn up or will be drawn up from time to time, between any of the Lenders and the Bank of Israel, or other qualified Authority:

7.1.1
The Lenders, all or part thereof, will be obligated to hold or deposit liquid assets of any type or the amounts or value of the liquid assets, that any of the Lenders is obligated to hold or deposit, will be raised; or

7.1.2
The amounts of the Credit that any of the Lenders is at liberty to grant or to continue to maintain will be limited or reduced, or the amounts of the deposits that any of the Lenders is at liberty to deposit with others [will be limited or reduced]; or

7.1.3
Any demands whatsoever will be imposed or will apply to any of the Lenders (or there is a change that, in the opinion of any of the Lenders, results in, from the point of view of the Lender, stricter requirements whatsoever) with respect to the ratio of the reserves of the relevant Lender, on the one hand, to the Credit the relevant Lender is at liberty to grant or to continue to maintain, or to the assets or deposits that the relevant Lender is permitted to hold or to receive – on the other hand; or

7.1.4
Should interest payments, fines, levies, or other payments be imposed or apply to any of the Lenders, or should any of the Lenders be required to pay such (or, should a change occur that, in the opinion of any of the Lenders, constitutes, from that Lender’s point of view, stricter requirements for these payments).

And such Lender will determine that, as a result of the above stated, the cost or the expenses of such Lender will increase with respect to the provision of the Credit (in whole or in part) or with respect to the continued existence of the Credit (in whole or in part), or should the amounts of the principal and the interest that that Lender is entitled to receive with respect to the loan, will decrease, then such Lender will be at liberty to refuse to put the Credit, in whole or in part, at the disposal of the Borrower – the Borrower will pay such Lender, from time to time, upon the first demand, such an amount which will, in the opinion of the Lender, indemnify for the increase in the costs and expenses of such Lender with respect to the Credit or regarding the reduction in the principal and the interest as stated, and the amount of the indemnification, as will be determined by such Lender, from time to time, as stated, will obligate the Borrower. It is clarified that the Lender in this matter will be at liberty to make use of its rights in accordance with the above stated, on condition that at the same time, the Lender will make use of the identical rights granted to the Lender with respect to other customers who were granted credit of such type, by such Lender, in a similar scope to the Credit and which was characterized in a similar classification in all matters related to the matter of requirements for reporting to the Bank of Israel.

For the purpose of this Section 7, the term “any change in the Provisions of the Law” – including a change as stated in the interpretation of the Provisions of the Law, by the Court or other Authority of the State as stated, qualified to this end or charged with the execution or the upholding of the Law, Regulation or Provision or Rule as stated.

7.2
If, at any time whatsoever, any of the Lenders will determine (and the stated determination of such Lender will obligate the Borrower) that as a result of any amendment whatsoever to the Law, the provision of the Credit, in whole or in part, at the disposal of the Borrower, or – if the Credit, in whole or in part, has been put at the disposal of the Borrower – the continued existence of the Credit, will become, for such Lender, illegal, then such Lender is at liberty to refuse to put the Credit, in whole or in part, at the disposal of the Borrower, or – if the Credit, in whole or in part, has already been put at the disposal of the Borrower – such Lender will be entitled to demand, of the Borrower, the settlement of the unsettled portion of the Credit (together with interest up to the actual date of settlement) and the Borrower hereby undertakes to repay all the above stated amounts, to such Lender, within 90 days of the date of first demand in writing on the part of such Lender as long as in the above stated demand, it will be stipulated that it is based on the provisions of this Section and an appropriate explanation will be attached to it. It is clarified that in the stated case, the Borrower will not be required to pay early settlement commission or other payments with respect to the early settlement. It is also explicitly clarified that, in the above stated case, the Borrower will not be required to also settle the parallel credit granted by the remaining Lenders should the illegality not be relevant to them.

8.	Guarantees

The guarantees detailed in this Section below, that will be produced for the Lenders, will serve to guarantee the full and precise settlement of the Credit and of all the remaining amounts owing and that will be owing to any of the Lenders by the Borrower, in accordance with the Credit Documents and also to guarantee any debt or other undertaking, from any source whatsoever, of the Borrower with respect to any of the Lenders:

8.1
General first ranking floating charge, without limitations on the amount, on all the existing and future assets and rights of the Borrower and a first ranking fixed charge, without limitation in the amount, on the unpaid share capital and the equity of the Borrower (the "Floating Charge”). The Charge will be imposed on the assets, the rights, the unpaid share capital and the equity, they being free and clear, with the exception of “Permitted Liens”, as this term is defined in the Purchase Agreement.

8.2
First ranking fixed charge on all the rights of the Borrower in accordance with the Purchase Agreement to receive amounts of indemnification in accordance with the provisions of Section 11.4 of the Purchase Agreement as well as the receipt of indemnity amounts in accordance with alternatives (i) and (ii) of Section 11.2 of the Purchase Agreement. The Borrower will transfer, to each of the Lenders, irrevocable instructions signed by the Borrower and referred to Smile and authorized by its signature, in the wording attached hereto as Annex 8.2, to transfer any amount that will be owing to the Borrower in accordance with the stated clauses of the Purchase Agreement, directly to the Borrower' account with each of the Lenders in accordance with its Rate of Participation. It is agreed that amounts that will be received in accordance with Section 11.4 of the Purchase Agreement will be handled as follows – a total of 66.66% of this amount will be used for the early settlement of the Credit under the terms and conditions as detailed in Section 6 above, with the following change: The Credit that will be settled against Loan C that was granted within the framework of Credit C will not be provided anew, and the Outstanding Amount or the Revised Outstanding Amount, as is appropriate, will be reduced accordingly, and the balance can be used by the Borrower for any purpose whatsoever, including distribution to shareholders, directly or indirectly, in the Borrower, in any manner whatsoever, and without any limitations whatsoever. Amounts that will be received in accordance with the alternatives (i) and (ii) of Section 11.2 of the Purchase Agreement will be used in full for the early settlement of the Credit under the conditions as detailed in Section 6 above with the following change: The Credit that will be settled against Loan C that was granted within the framework of Credit C will not be provided anew, and the Outstanding Amount or the Outstanding Renewed Amount, as is appropriate, will be reduced accordingly.

8.3
First ranking fixed charge on account of the accumulation as defined in Section 10.4.2.2. below, on all the monies credited or to be credited in favor of the accumulation account and all the Borrower's rights in respect thereof. As well as a first ranking fixed charge on account of the securities linked to the accumulation account on all the securities and the rights charged and which will be charged to the credit of the securities account and all the Borrower's rights with respect thereto.

8.4
Unlimited permanent guarantee of the amount that will be signed on by Merhav and unlimited permanent guarantee of the amount that will be signed on by Ampal American Israel Corporation in the wording attached as Annex 1.1.39, which, in spite of that stated at the beginning of this Section 8, will only guarantee the amounts as will be detailed in the letter of guarantee. The Borrower undertakes to produce to the Lenders by no later than March 15, 2010, an authorization from Ampal American Israel Corporation's lawyer attesting to the fact that the guarantee is valid and obligates Ampal American Israel Corporation under the applicable law.

8.5
Second ranking fixed charge after charges that will be created for the benefit of the Institutions, on all Merhav shares existing on the Closing Day, and on all the rights derived therefrom and relating thereto, including and without derogating from the stated generality, the rights to receive dividends or any other distribution with respect to the shares as well as the undertaking on the part of Merhav to create, for the benefit of the Lenders, a charge of the ranking as detailed above, on all additional shares that it will receive (directly or indirectly) in the Borrower and this together with the receipt thereof. It is hereby agreed that the charge will be subject to the limitations detailed in Annex 8.5 to this Agreement; it is clarified that as long as the Lenders have not realized the above stated charge, all the amounts or assets that Merhav will receive from the Borrower in the wake of a “distribution” (as defined in the Companies Law), with respect to Merhav’s shares in the Borrower, will be released to Merhav for its requirements.

8.6
First ranking fixed charge on all the rights of Merhav to the Borrower with respect to the loans provided by Merhav to the Borrower as well as the undertaking by Merhav to create, for the benefit of the Lenders, a charge of the ranking as detailed above, on all the rights for the repayment of the additional loans that will be granted to the Borrower, and this together with their being provided. It is agreed that Merhav will be at liberty to use the amounts received under the provisions of Section 10.4.2 below for the purpose of the payments to the Financial Institutions.

8.7
First ranking fixed charge on all the shares that will be transferred on the Closing Day to the ownership of the Borrower in 012 Telecom Ltd. and all the rights derived therefrom and related thereto, including, and without derogating from the stated generality, the rights to receive dividends or any other distribution with respect to the shares. It is hereby agreed that as long as no Instance of Breach has occurred, the Borrower will be at liberty to use the cash dividend amounts that will be transferred to the Borrower from 012 Telecom Ltd., for any purpose, subject to the provisions of this Agreement.

8.7.1
The Borrower undertakes that by no later than the lapse of 30 days from the Closing Day, Article 37a will be added to the 012 Telecom Ltd. Articles of Association, in the following wording: “That stated in Articles 36 and 37 will not apply to the realization of any charge whatsoever created and / or which will be created with respect to the shares in the company, in whole or in part, for the benefit of a banking institution. For the avoidance of doubt, it is clarified that any realization of a charge as stated, will be executed subject to obtaining the approval of the Minister as defined in the special general license issued to the company for the provision of internal land line based Bezeq services on December 21, 2005, as amended and / or will be amended from time to time.” “ Banking Institution ” – as defined in the Banking Law (Licensing) 5741 – 1981.

9.	Declarations by the Borrower

The Borrower declares and undertakes to the Lenders as follows:

9.1	The Borrower is a private company incorporated and registered in accordance with the laws of the State of Israel.

9.2
On the Closing Day, there are no claims, arbitration, discussions or administrative process pending against the Borrower, with the exception of an application to authorize an arrangement under Article 350 of the Companies Law 5759 – 1999, of December 15, 2009 and the Borrower is not aware of any claim, arbitration, discussions or administrative process pending against Smile with the exception of the above stated application and the claims detailed in the Purchase Agreement and all its appendixes and with the exception of that as detailed in Annex 9.2 of this Agreement. Furthermore, no information has been received by the Borrower with respect to the intention to open a process, as stated, against the Borrower or against Smile.

9.3
On the Closing Day, there is no lien or mortgage of any kind on the assets of the Borrower, (subject to that stated in Section 8.1 above), there is no undertaking on the part of the Borrower to create a lien or mortgage of any kind on any of the assets of the Borrower, and no entity whatsoever has a right of financial security or other right in any of the assets of the Borrower and there is no undertaking on the part of the Borrower to impart, to any entity whatsoever, rights of financial security or similar right in any of the assets of the Borrower, with the exception of liens created and / or which will be created by the Borrower in favor of the Lenders under the terms of this Agreement, and the current second ranking charge in favor of the Institutions with respect to the loan by the Institutions that will be subject to limitations as detailed in Annex 9.3 to this Agreement.

9.4
Neither the Borrower nor Merhav have any ground for the cancellation of the Purchase Agreement in accordance with the grounds for cancellation detailed therein. It is clarified that should the Borrower and / or Merhav are aware of a ground as stated up to the Closing Day, then even if the Borrower will decide to not realize its right to cancel the Purchase Agreement, the Borrower must inform the Lenders in writing regarding the ground as soon as possible after becoming aware of the ground for the first time, and the Lenders will be entitled not to provide credit and to cancel this Agreement.

9.5
As at the Closing Day, all the agreements, the permits and the authorizations required with respect to the execution of the Purchase Agreement, have been given to the Borrower by the Anti Trust Authority as well as by the Ministry of Communications and no additional authorizations whatsoever are required from other regulatory authorities.

9.6	Merhav is the holder of 100% of the issued share capital of the Borrower, and is the sole direct controlling shareholder in the Borrower.

9.7
The Borrower has the legal powers, the authority and the rights to contractually associate under this Agreement and to fulfil all its provisions and conditions, and all the Borrower's undertakings under this Agreement which are, in the framework thereof or in connection therewith, are legal, effective, valid, obligating and enforceable on the Borrower in accordance with all its terms and conditions.

9.8
All the agreements, the authorities, the permits and the authorizations required under the Provisions of the Law, in accordance with the Borrower’s documents of incorporation, in accordance with the Purchase Agreement, and in accordance with any other agreement that the Borrower or the controlling shareholders in the Borrower is a party to, for the purpose of contractually associating in the Purchase Agreement and the execution thereof in accordance with the provisions thereof, for the purpose of the signing of this Agreement by the Borrower, for the purpose of obtaining credit from each of the Lenders in accordance with this Agreement, for the purpose of creating the Securities in favor of each of the Lenders as detailed in this Agreement and for the purpose of granting priorities to the Lenders over third parties with respect to the above stated Securities (with the exception of the permitted liens existing over the mortgaged assets within the framework of the floating charge as stipulated in Section 8.1 above and with the exception of the lien on the Borrower’s shares, as stated in Section 8.5 above, which will be only of second ranking) and for the purpose of the execution of all that stated in this Agreement.

9.9
That by the Closing Day, the authorization of the Court will be obtained with respect to the application of December 15, 2009, submitted by the Borrower under Article 350 of the Companies Law and that the confirmation of the Borrower’s attorney of the fact that up to the Closing Day, no objections to the execution of the arrangement were submitted to the Court and that the period for the submission thereof, by law, has ended, will also be obtained. That the Borrower has carried out all the actions and has taken all the decisions and authorizations required for the purpose of the signing the Credit Documents and the execution thereof, and that the signing on the part of the Borrower on these documents obligates the Borrower to all intents and purpose. That each of the Credit Documents, after they will be signed by the other parties to the Agreement, will constitute an obligating and valid legal undertaking on the part of the Borrower, and will be enforceable on the Borrower in accordance with the terms and conditions thereof.

9.10
There is no limitation or exclusion under the law or in accordance with any agreement for the upholding of all the undertakings of the Borrower in accordance with this Agreement, and there is no limitation and / or exclusion as stated for the provision of the Securities in accordance with this document and that there are no limitations to the realization of the Securities in accordance with this document, on the part of any of the Lenders, with the exception of limitations in accordance with the Licenses and the limitations as stated in Annex 8.5 to this Agreement.

9.11	The Purchase Agreement has been legally signed and, as at the Closing Day, is valid, to all intents and the purpose, and obligates all the parties to it in accordance with its terms and conditions.

9.12
That all the information and the documents handed over to the Lenders or to the Bank Coordinator or to anyone acting of their behalf, in accordance with the Credit Documents, were correct, in full and precise at the time of the handing over thereof.

9.13
With the exception of their undertakings in accordance with the Purchase Agreement, no undertaking has been given on the part of the Borrower and / or on the part of the controlling shareholders in the Borrower, with respect to Smile, and the purchase consideration will be paid in full by means of the Credits and by means of the Independent Resources.

9.14
The Borrower is not in possession of information, that is not in the public domain, with respect to Smile or with respect to the Acquired Assets and / or with respect to the Purchase Agreement, which was not brought to the attention of the Lenders, and which, to the best of the Borrower’s understanding, if it had been brought to the attention of any of the Lenders, would have lead to the Lenders, all or some thereof, to refrain from providing the Credit for the benefit of the Borrower, or would have lead to their not agreeing to rely on the Securities detailed in this Agreement.

9.15	To the best of the Borrower’s knowledge, no Instance of Breach has occurred.

9.16
As at the date of the signing of this Agreement, all the terms and conditions and all the representations detailed therein, with the exception of the terms and conditions that are to be upheld after this date, are being upheld. The Borrower is not in breach of the terms and conditions and undertakings detailed in this Agreement. With respect to all the terms and conditions that must be upheld in accordance with this Agreement, after the date of the signing of this Agreement, there is no exclusion to executing and / or upholding them in full and on time.

10.	Additional Undertakings on the Part of the Borrower.

Without derogating from the Provisions of the Law and the provisions of the Credit agreement, the Borrower undertakes, to each of the Lenders, to uphold the following undertakings, at all times up to the settlement of all the Credit amounts:

10.1	Financial Information

The Borrower undertakes to submit to each of the Lenders:

10.1.1
No later than April 7 each year, the annual Financial Statements as at December 31 of the previous year. The following will be attached to the above stated Financial Statements: a). A confirmation, in the name of the Borrower, from the Chief Financial Officer (CFO) or from the Chief Executive Officer (CEO) of the Borrower, in accordance with which, the Borrower has complied with all the financial bench marks detailed below. b). Details of the relevant data and an exhaustive explanation with respect to the manner of the calculation of the Borrower complying with the financial bench marks. c). Solo Financial Statements referring to December 31 of the previous year, insofar as the Borrower customarily does, during the period related to the matter, draw up solo Financial Statements as stated, including for its internal use and d). Details of the Related Corporations existing as at December 31 of the previous year.

10.1.2
No later than 61 days after the end of each quarter, the Financial Statements relating to the preceding quarter, as well as: Details of the unsettled balance of Loan A, of Loan B and of Loan C as was the situation on the last day of the preceding quarter, with respect to each of the Lenders separately, details of the management fees paid by the Borrower during the course of the preceding quarter, insofar as this is not detailed in the Financial Statements relating to the matter, and insofar that, at the Closing Day, the Borrower selected the alternative as detailed in Section 5.3.2 – details of the unexploited balance of the Line of Credit C that was (insofar as it was), on the last day of the preceding quarter, with respect to each of the Lenders separately. Furthermore, the following will be attached to the above stated Financial Statements: a). A confirmation, in the name of the Borrower, from the Chief Financial Officer (CFO) or from the Chief Executive Officer (CEO) of the Borrower, in accordance with which, the Borrower has complied with all the financial bench marks detailed below. b). Details of the relevant data and an exhaustive explanation with respect to the manner of the calculation of the Borrower complying with the financial bench marks. c). Details of the Related Corporations existing as at the end of the quarter to which the Financial Statements refer, as stated.

10.1.3
No later than 2 days prior to the Assessment Date, all the relevant data for the purpose of the calculation of the compliance of the Borrower with the benchmarks stipulated in Sections 10.3 and 10.4.2, signed, in the name of the Borrower, by the Chief Financial Officer (CFO) or by the Chief Executive Officer (CEO) of the Borrower.

10.1.4
Should the Borrower not draw up solo Financial Statements, for any particular fiscal year, then the Lenders will be at liberty to demand of the Borrower, and the Borrower will be obliged to arrange for the Lenders, a presentation – on a date that will be set in coordination with the Lenders and the Borrower, but no later than May 31 – with respect to the solo financial data of the Borrower for such fiscal year, accompanied by explanations and notes insofar as will be demanded by the Lenders in that context.

10.1.5
Should one of the Lenders notify the Borrower that, in accordance with the demands of the Bank of Israel, the submission of Financial Statements is required at an earlier date than any date stipulated above, the Borrower undertakes to bring the submission of the Financial Statement forward to such date.

10.1.6
The Borrower confirms that it has been informed of the demands of the Bank of Israel with respect to the submission of Financial Statements on time and that a delay in the submission of the Statements is likely to cause any of the Lenders, inter alia additional costs and / or to obligate any of them to make a provision in their books.

10.1.7
The Borrower will submit, to the Lenders, a report regarding any management agreement or other agreement that gives the controlling shareholders in the Borrower the right to any payment whatsoever from the Borrower or from the companies under its control, immediately after the signing thereof. For the avoidance of doubt, it is hereby clarified that there is nothing stated in this Section to permit the payment of any payment whatsoever to the controlling shareholders in the Borrower, except in accordance with, and subject to, the limitations detailed in Section 10.4 below.

10.1.8
The Borrower will submit, to the Lenders, a copy of every authorization, notification, report or any other document that the Borrower is obliged to submit to the Registrar of Companies and / or to the Securities Authority and / or to the Stock Exchange in Tel Aviv and / or to the Ministry of Communications and / or to any other Authority and which is intrinsic for the purpose of examining capability of the Borrower to meet its obligations in accordance with this Agreement and this as soon as possible after the producing thereof to such entity. If the notification or the report are published on the date of the submission thereof to the relevant Authority, on the Authority’s website, the Borrower will inform the Lenders in writing regarding the submission of the report or notification, as stated, to the relevant Authority and submit a copy thereof to any of the Lenders, at its behest.

10.1.9
The Borrower will submit to the Lenders, at the end of 30 days after the Closing Day, a proforma report of the Borrower that will reflect the execution of the Purchase Agreement, signed in the name of the Borrower, by the Chief Financial Officer (CFO) or by the Chief Executive Officer (CEO) of the Borrower.

10.1.10
The Borrower will submit to any of the Lenders, at the reasonable demand of the Lender, subject to and in accordance with the Provisions of the Law, reports, documents, information and clarifications which, in the opinion of such Lender, are relevant for the purpose of the management of the Credits, the charges and the Securities, insofar as will be demanded by the Lenders including, but without derogating from the generality of the above stated, any information and documents with respect to the business and the financial state of the Borrower and of the corporations under its control and the Financial Statements of the corporations under the control of the Borrower, insofar as the above stated corporations generally draw up, at that time, Financial Statements on a separate basis.

10.1.11
The Borrower undertakes to transfer to the Lenders, a notification, in any case that the Borrower will become aware of the occurrence of an Instance of Breach, and this close to the time of the Borrower becoming aware of the breach.

10.1.12
The Borrower will submit, to the Lenders, a copy of every notification or essential material that the Borrower will submit to its shareholders in their capacity as shareholders in the Borrower (that is, any material that the shareholders in the company have a right to peruse, as stated in Article 184 of the Companies Law), close to the time of the stated submission.

10.1.13
The Borrower will transfer to the Lenders, any notification in writing received from a Government or Administrative Authority, with respect to the Licenses or any one thereof, with respect to a breach or apparent breach of the terms and conditions of the Licenses or any one thereof, the cancellation, suspension thereof or intrinsic change thereto, and this immediately after the receipt of the above stated notification.

All the documents and the data required of the Borrower in accordance with this Section 10.1 will be drawn up to the satisfaction of the Bank Coordinator. In order only to eliminate doubt, it is hereby clarified that, subject to the remaining provisions of this Agreement, the handing over of the above stated documents and information is subject to the obligation of banking confidentiality customary in Israel.

10.2	Access to Data

The Borrower will enable the Lenders, including their employees and office holders (hereinafter – the “Representatives of the Lenders”), access to the books, documents, data or other information whatsoever in its possession, and the Borrower will also enable the Lenders or the representatives of the Lenders as stated, to obtain copies of the stated material, insofar as the matter will be deemed by the Lenders or their Representatives required to execute this Agreement or to manage the Credit and the Securities or to protect the rights of the Lenders in accordance with the Credit Documents.

In addition, the Borrower will enable the Lenders' professional consultants nominated with the consent of the Borrower who have entered into confidentiality undertakings towards it, access to its books, documents, data or information of any kind in its possession, and will also enable the aforesaid consultants to be provided with copies of such material to the extent that it seems to the consultant, a relevant requirement for the purpose of providing the services that they have agreed with it, to the Lenders in connection with its executing this Agreement or managing the Credit and Securities or protecting the Lenders' rights according to the Credit Documents.

The Borrower will not refuse to give its agreement to the appointment of any consultant whatsoever for reasons that are not reasonable. Furthermore, in any case of refusal, the Borrower will justify its refusal in writing. The Borrower hereby agrees in advance that Leumi Partners Investigations Ltd., will serve as an consultant subject to its signature on a non disclosure agreement in a wording acceptable to the Borrower and to that fact that the workers who will be employed to this end at Leumi Partners Investigations Ltd. will not carry out work for, or with respect to, any of the Borrower’s competitors, within the framework of which, the above stated workers will be in contact with any of the competitors or the office holders therein.

In addition, the Borrower will cooperate and will cause the office holders, consultants and relevant workers acting on behalf of the Borrower, to cooperate with the Lenders, their consultants or representatives of the Lenders as stated, will meet with them from time to time and will transfer to them any information or material as stated, all as the Lenders, their consultants, or representatives will deem necessary for them, and subject to the above stated limitations.

The Borrower declares that there is nothing in the appointment of the consultants acting on behalf of the Lenders as stated, and in the reports or information of any kind whatsoever, that will be handed over by those same consultants to the Lenders, in order to release the Borrower from any obligation whatsoever imposed on the Borrower, with respect to the Lenders, in accordance with the Credit Documents, whether an undertaking to transfer reports and information or with respect to any other undertaking whatsoever, or in order to impose on the Lenders or on the representatives of the Lenders or on the consultants acting on their behalf, any obligation whatsoever, or any liability with respect to the Borrower – with the exception of the obligation of confidentiality imposed on the consultants as will be detailed in the non disclosure agreement that will be signed by them as stated above – or in order to constitute a waiver of any kind on the part of the Lenders, or any estoppel whatsoever with respect to the Lenders or other allegations and such forth.

In order to only eliminate doubt, it is hereby clarified that, subject to the remaining provisions of this Agreement, the handing over of the documents and the information as stated above is subject to the obligation of banking confidentiality applicable in Israel.

10.3	Undertaking to Comply with the Financial Benchmarks (an Example of the Manner of the Examination Attached as Annex 10.3)

The Borrower undertakes to the Lenders to comply with each of the financial benchmarks detailed in this sub-section below, which will be examined at each Assessment Date:

10.3.1	The Operating Profit to service the Debt (EBITDA) of the Borrower will not be less than a total of NIS 220 million, this amount being linked to the index, commencing from the Known Agreement Index.

10.3.2
In accordance with the data of each of the calendar quarters detailed below, the Debt Service Ratio of the Borrower will not be less than the value stipulated in the following table with respect to such quarter.

	With Respect to Q1	With Respect to Q2	With Respect to Q3	With Respect to Q4
2010		1.230	1.230	1.251
2011	1.251	1.281	1.281	1.322
2012	1.322	1.361	1.361	1.434
2013	1.434	1.510	1.510	1.547
2014	1.547	1.582	1.582	1.614
2015	1.614	1.648	1.648

It is clarified that the unsettled balance of the principal of Loan C will be deducted from the Debt Service Ratio.

10.3.3
In accordance with the data of each of the calendar quarters detailed below, the Debt Service Ratio of the Borrower will not exceed the value stipulated in the following table with respect to such quarter.

	With Respect to Q1	With Respect to Q2	With Respect to Q3	With Respect to Q4
2010		3.830	3.830	3.651
2011	3.651	3.425	3.425	3.208
2012	3.208	2.981	2.981	2.786
2013	2.786	2.111	2.111	1.936
2014	1.936	1.752	1.752	1.587
2015	1.587	1.410	1.410	1.246

It is clarified that for the purpose of the examination of the compliance on the part of the Borrower with all of the financial benchmarks detailed in Sections 10.3.1, 10.3.2 and 10.3.3 above, in each of the quarters in 2010, the cumulative Operating Profit to service the Debt (EBITDA) as at the Closing Day, will be taken when adjusted by an annual calculation.

The financial benchmarks laid down in Sections 10.3.1, 10.3.2 and 10.3.3 above (“ The Benchmarks ”), are based on accounting standards, accounting rules, estimates and accounting policies (“ Financial Reporting ”) as implemented in the most recent Financial Statements of the Borrower, as at the date of this document (“ The Most Recent Statements ”).

A different financial reporting from that on which the drawing up of the most recent Statements was based, including, but not limited to, in the wake of the implementation of the International Financial Reporting Standards (IFRS), new / other / any financial reporting standards in Israel or abroad, a change in estimates and / or a change in financial reporting policies (all the above stated will be hereinafter called, jointly and severally - “ New Financial Reporting ”), is likely to bring about changes which will have ramifications on the benchmarks.

Therefore, the Borrower agrees as follows:

At any time that it will transpire in the perception of the Lenders, at their sole discretion, that changes have been made and / or are about to be made to the Borrower’s Financial Statements, in the wake of the New Financial Reporting, they will be at liberty, after consulting with the Borrower and upon obtaining the agreement of the Borrower, to determine what are the changes required in the benchmarks (“ The Amended Benchmarks ”) in order to adjust them to the stated changes, and this with the intention of adjusting them to the original financial purpose for which the benchmarks were determined.

Should the Bank Coordinator inform the Borrower what the amended benchmarks are – these will obligate the Borrower commencing from the date of the submission of the notification by the Bank Coordinator and will view this appendix as if it includes, commencing from the date of the submission of the notification by the Bank Coordinator, the Amended Benchmark.

It is hereby agreed that in any case that a difference of opinion between the Borrower and the Lenders will become apparent, with respect to the changes required in the benchmarks in the wake of the New Financial Reporting, the parties will appoint an expert who is an independent auditor, belonging to one of the big five auditing firms in Israel, who will determine what the Amended Benchmarks are and his ruling will obligate the parties. The Borrower will bear the cost of the fees of the above stated expert.

10.4	Undertakings with respect to Payments to Stakeholders

10.4.1
With the exception of that detailed in Sections 10.4.2 and 10.4.3 below, the Borrower and any Related Corporation, will not pay, directly or indirectly, in any manner whatsoever, to any of the Stakeholders in the Borrower or to a relative of an Stakeholder and / or to a corporation (including a partnership or enterprise) under the control of any of them, (not through the Borrower) and / or to a corporation (including a partnership or enterprise) under the control of any of them together with others (not through the Borrower) and / or to a third party who will replace them or act on their behalf, dividends, repayments of owners equity, salary, expenses, management fees, consultancy fees, participation fees, commissions or and amount owing and / or will be owing to them, with respect to any other ground whatsoever, whether in money or money equivalents, and will also not allow then to withdraw a monetary amount or monetary equivalent amount, as stated, without obtaining the prior written agreement of the Lenders. In spite of that stated in this Section above, it is hereby agreed that the Borrower as well as a Related Corporation, will be entitled to pay the CEO of the Borrower or of a Related Corporation, salary with respect to his office at the Borrower or at a Related Corporation and also to pay a director in the Borrower or in the Related Corporation, or to a Stakeholder or to the relatives of the Stakeholder, as the case may be, acceptable salary with respect to his position as a director or other officer in the Borrower or in the Related Corporation. Furthermore, the Borrower or the Related Corporation will be at liberty to pay amounts to the Stakeholders and their relatives, as stated above, with respect to transactions and contractual associations that are conducted in the course of the regular business of the Borrower or the Related Corporation and of the Stakeholder and under market conditions.

10.4.2	It is hereby agreed that the Borrower will be at liberty to pay Merhav payments as detailed below subject to the upholding of all the following terms and conditions in accumulation:

10.4.2.1
On every date of institutional payments as detailed in the settlement table attached as Annex 10.4.2.1 to this Agreement, or as will be amended in accordance with that stated in Section 1.1.1. (“ Financial Institutions Settlements Time Table”), the amount of payment to Financial Institutions relevant at that date. It is hereby agreed that in the case that Merhav will alter the terms and conditions of the Financial Institutions loan and, as a result thereof, the amounts that will be required to be settled with the Financial Institutions every three months will be lower than the amounts detailed in the Financial Institutions Settlements Time Table, and also in the case that Merhav will replace the loan from the Financial Institutions with credit from another financial institution, and the amounts that it will be required to settle with respect thereto, every three months, will be lower than the amounts detailed in the Financial Institutions Settlements Time Table, the Financial Institutions Settlements Time Table will be replaced in accordance with the amended or replaced credit terms and conditions as is appropriate, and the new Financial Institutions Settlements Time Table will apply and obligate from such date. At the date of the replacement of the Financial Institution Settlements Time Table as stated above, the parties will sign on an amendment to this Agreement for the purpose of changing the definition of the loan from the Financial Institutions and the institutional payments accordingly.

10.4.2.2
By no later than 2 Business Days prior to the date of the execution of the payments to Financial Institutions in accordance with sub-section 10.4.2.1 above, the Borrower will deposit, in a separate account, (the “Accumulation Account”) which will be conducted in the name of the Borrower at the Central Tel Aviv Branch (800) of the Bank Coordinator, an identical amount to the amount of the payments to the Financial Institutions for such date. The obligation of the Borrower to deposit the amounts as stated in the sub-section will be until the amounts that will be accumulated in the accumulation account will reach the accumulated amount – as the above stated amount will be estimated by the Bank Coordinator – of the interest that the Borrower will have to pay to the Lenders with respect to Loan A, Loan B and Loan C at two consecutive payments dates of each of the above stated loans, that apply after the date of the execution of the payment to the Financial Institutions related to the matter.

10.4.2.3
Together with the first deposit in favor of the accumulation account, the Borrower will create, in favor of the Lenders, a fixed charge of first ranking, on the accumulation account and on all the monies that will be deposited into the stated account and all the rights with respect thereto, for the purpose of guaranteeing its debts and undertakings with respect to the Lenders regarding the Credit Documents. The charge will be in the wording and under the terms and conditions as will be acceptable to the Bank Coordinator and the company will produce for the Bank Coordinator, upon the creation of the lien, any authorization and agreement as will be demanded by the Bank Coordinator.

In this matter it is clarified that:

The Borrower will be at liberty to invest the monies in the accumulation account in short term banking deposits, short term loans, or negotiable securities or negotiable Exchange Traded Notes issued by the State of Israel. To this end, the values of the short term banking deposits and / or the securities and / or the Exchange Traded Notes will be considered in accordance with their closing price on the Tel Aviv Stock Exchange, 2 Business Days prior to each payment date to Financial Institutions. Surpluses that will accumulate over and above the amounts required as stated in Section 10.4.2.2. above, will be able to be withdrawn by the Borrower.

10.4.2.4
As at the [date of the] Financial Statements known at the date of the relevant payment to the Financial Institutions, the overall Debt Service Ratio will not be less that the value stipulated in the following table, with respect to the quarter that is the subject of the above stated Financial Statements:

	With Respect to Q1	With Respect to Q2	With Respect to Q3	With Respect to Q4
2010		1.293	1.293	1.209
2011	1.209	1.146	1.146	1.183
2012	1.183	1.161	1.161	1.216
2013	1.216	1.274	1.274	1.306
2014	1.306	1.336	1.336	1.365
2015	1.365	1.394	1.394

It is hereby clarified that the unsettled balance of the principal of Loan C will be offset from the Debt Service Ratio.

10.4.2.5
As at the [date of the] Financial Statements known at the date of the relevant institutional payment, the total Debt Service Ratio will not exceed the value stipulated in the following table, with respect to the quarter that is the subject of the above stated Financial Statements:

	With Respect to Q1	With Respect to Q2	With Respect to Q3	With Respect to Q4
2010		3.377	3.377	3.219
2011	3.219	3.043	3.043	2.850
2012	2.850	2.801	2.801	2.619
2013	2.619	1.999	1.999	1.833
2014	1.833	1.672	1.672	1.514
2015	1.514	1.356	1.356	1.199

10.4.2.6
As at the date of the payment of the relevant Institutional payments, the amount of the Operating Profit to service the Debt will not be less than an amount of NIS 230 million, with this amount being linked to the Known Agreement Index.

It is clarified that for the purpose of the examination of the compliance of the Borrower with each of the financial benchmarks detailed in Sections 10.4.2.4, 10.4.2.5, 10.4.2.6 above, in each of the quarters applicable during 2010, the cumulative Operating Profit to service the Debt (EBITDA) from the Closing Day will be taken, it being adjusted by an annual calculation.

10.4.2.7
Commencing from the lapse of 36 months from the Closing Day (and after the payment to the Financial Institutions and the payment to the Lenders due at that point in time) and as long as Loan C, insofar as such exists, has not been settled, the payment to the Financial Institutions will be dependent, in addition to that stated heretofore and hereinafter, upon obtaining the prior authorization of the Lenders, in writing, for the execution thereof. The Lenders will not withhold such authorization, provided that the Borrower satisfies them, prior to the execution of the payments to the Financial Institutions, with respect to the Borrower’s ability to settle the unsettled balance of the principal of Loan C, in full and on time.

10.4.2.8
At the first date upon which the payment to the Financial Institutions will be executed, the Lenders will be in possession of the Financial Statements referring to the preceding quarter, and the data that will be included in the Financial Statements as stated, will indicate the fact that the Borrower was an active company during a minimum period of three months.

10.4.2.9	The Borrower has complied with all its obligations to each of the Lenders in accordance with the Credit Documents.

10.4.2.10	No Instance of Breach has occurred.

10.4.3
Furthermore, it is hereby agreed that the Borrower will be entitled to pay Merhav, a Stakeholder in the Borrower (as defined in the Securities Law) or bodies related to them, management fees, the cumulative total of which, in a calendar year, will not exceed NIS 15 million, linked to the Known Agreement Index (the “Maximum Management Fee Amount”) as well as the payment of the Value Added Tax, against an invoice that Merhav will produce to the Borrower, with respect to the interest paid on the Subordinate Loans, subject to all the following terms and conditions: (a) The terms and conditions detailed in Sections 10.4.2.9 and 10.4 2 10 will be upheld, (b) the Lenders will be in possession of Financial Statements indicating the fact that the Borrower was an active company during a minimum period of three months. It is hereby clarified that the amount of the management fees refers to each calendar year separately. Should management fees not be paid in a particular year – not as result of the Borrower failing to comply with the terms and conditions detailed in Sections 10.4.2.9 and 10.4 2 10 above – all or part thereof, the Borrower will be entitled to pay them subject to the upholding of the terms and conditions as stated above, only in the subsequent year.

10.4.4
The Borrower and any Related Corporation will not carry out, directly or indirectly, exceptional transactions as defined in the Companies Law (including provision of loans by the Borrower or a Related Corporation), with any of the Stakeholders in the Borrower, or a relative of a Stakeholder and / or with a corporation under the control of any of them (not through the Borrower) and / or with a corporation under the control of any of them together with others (not through the Borrower) and / or with a third party that will replace them or act on their behalf, without obtaining the prior authorization of the Lenders. It is clarified that, in the matter of the definition of “exceptional transactions”, the market conditions and the regular course of business will be examined relative to each of the parties to the transaction.

10.5	Conducting the Business of the Borrower.

10.5.1	The Borrower will not alter the field of its activities from the Area of Business except subject to that stated in Section 10.5.2 below.

10.5.2
The Borrower undertakes that, without the prior written agreement of the Lenders, the Borrower will not carry out significant investments that are not in the Area of Business, except after obtaining the prior written agreement of the Lenders. In the matter of this Section 10.5.2, “significant investments” – investments of an annual cost of a cumulative total exceeding NIS 5 million (linked to the Known Agreement Index), in each calendar year.

10.5.3
For the avoidance of doubt, and without derogating from the obligations of the Borrower detailed in the remaining Sections of this Agreement, or in the Security Documents, it is hereby clarified that all the activities purchased by the Borrower in accordance with the Purchase Agreement will be carried out and managed by the Borrower directly and will, at all times, be under the ownership of the Borrower.

10.5.4
The Borrower undertakes that any corporation that the Borrower is, or will be, a Stakeholder therein, including partnerships that the Borrower will, directly or indirectly, be the owners thereof, at a rate of 5% and over, will only deal in activities in the Area of Business.

10.5.5
The Borrower undertakes not to execute, not to undertake to execute, and not to institute any procedures whatsoever to execute a Merger (with the exception of in accordance with the application submitted to the Court on December 12, 2009, for an arrangement in accordance with Article 350 of the Companies Law 5759 – 1999) without obtaining the prior written authorization of the Lenders for this purpose. To this end, the Borrower undertakes to transfer to the Lenders, immediately, any information and document, required by the Lenders, at their discretion, with respect to the requested Merger, in order for them to determine their position with respect to the Merger.

10.5.6
The Borrower undertakes that no Related Corporation will create, for the benefit of any entity whatsoever, a lien of any kind whatsoever, on its assets or on part thereof, including on equity and non-paid up share capital.

10.5.7
The Borrower undertakes that it will not sign any guarantee to secure debts or undertakings of a corporation (including a partnership or venture) in which the Borrower is not a controlling shareholder, with respect to any entity, and neither will the Borrower undertake to indemnify any entity whatsoever with respect to the non-upholding of a debt or undertaking of the corporation (including a partnership or venture) as stated, with respect thereto, without obtaining the prior written authorization of the Lenders.

10.6	Undertaking to Produce Valuation

The Borrower will produce for the Lenders, at their behest, in which the Lenders will stipulate that it derives from a provision or demand from the Bank of Israel, and no more than once a year, an assessment of the value of the Borrower, (by cash flow capitalization, DCF, and in accordance with additional requirements that will be laid down by the Bank Coordinator in light of the provisions or demands of the Bank of Israel, as such will be from time to time), by an independent value assessor, who will be agreed upon by the Lenders in advance. For the avoidance of doubt, it is clarified that the Borrower will bear all the costs related to the value assessment as stated.

11.	Immediate Settlement

It is agreed that in each of the events detailed hereunder, the Lenders (as required by each of them) are entitled to adopt one or more of the reliefs detailed hereunder. For the avoidance of doubt, it is clarified that if the Lenders abstain from adopting a specific relief, this will not detract from their right to do so on any future occasion; all at their discretion and without time limitation. Notwithstanding the aforesaid, it is hereby agreed that notwithstanding the occurrence of an Event of Breach, the Lenders, not having adopted any of the reliefs available to them and the Event of Breach having been rectified or no longer subsisting by the date on which the Lenders seek to adopt any of the reliefs available to them, then the Lenders will not be entitled to adopt such reliefs. It is clarified that nothing in the aforesaid shall derogate from the Lenders' rights to adopt any relief whatsoever in respect of another Event of Breach, if and to the extent there is such:

(a)	Not to provide the Borrower with any additional credit that they have undertaken to provide under this Agreement;

(b)
To demand the immediate payment of the balance of the undischarged Credit or part thereof, together with linkage differentials, exchange rate differentials, interest cumulative up to such time and not yet paid, expenses, other obligations and commission that have accumulated up to such time and have not been paid, plus arrears of interest applicable to such credit (but arrears of interest will only be paid on the Credit actually provided up to immediate settlement and applicable from such date to the extent that it has not been paid), as well as any additional sum which is, in the Lenders' opinion, available to them in respect of any damage caused to them pursuant to early settlement of the Credit;

(c)	To increase the rate of interest applicable to the Credit, or any part thereof, as specified in Section 5.4 above;

It is further clarified that the Events/circumstances specified above in the sub-sections of this Section 11 (as may be amended by the parties in writing from time to time) and the Events entitling the demand for immediate settlement as detailed in the debenture charge entered into by Telecom under Section 8.7 above and the floating debenture charge entered into under Section 8.1 above as amended by the parties from time to time (the "Credit Grounds"), are the sole grounds for establishing the right of the Lenders to demand immediate settlement. It is hereby clarified that if grounds are found other than the Credit Grounds, in other documents that are not referred to above, they will not be applicable in respect of the Credit.

These are the Events:

11.1
If the Borrower does not pay to any of the Lenders any amount whatsoever that is due to any of them according to the Credit Documents on the date determined for its payment and if such amount is not paid within 7 Business Days from the payment date.

11.2
If  a sequestration or any action by the Execution Office is imposed on the Borrower's assets or the assets of any Related Corporation or on part thereof or if the Execution Office initiates any action in respect thereof, in a sum that exceeds 20 million NIS., linked to the Known Agreement Index and it is not rescinded within 45 days, of if the sum is less than 20 million NIS. linked to the Known Agreement Index, and it is not rescinded within 90 days.

11.3
If an application is issued for a liquidation or the prior appointment of a provisional liquidator, receiver, special administrator or freezing processes or the granting of an order to seize assets, and no objection to such application is submitted within 30 days, or the objection is overruled, or if a winding-up order is issued against the Borrower or a Related Corporation, or a freezing order.

11.4
If the Borrower or a Related Corporation requests that a winding-up order be served on it, or a freezing order, or if the Borrower or a Related Corporation convenes a meeting of creditors for an arrangement with it, (unless the Lenders' prior written agreement has been given for a meeting of creditors in order to make a change in structure or for reorganization) or if the Borrower or a Related Corporation resolves on dissolution, or commits an act of bankruptcy.

11.5
If the Borrower or a Related Corporation resolves on a Merger, or a division or an arrangement, or if control or ownership of the Borrower changes, directly or indirectly compared with that which is detailed in Section 9.5 above, without the Borrower having obtained the prior written agreement therefore, of the Lenders.

"Splitting" - as defined in Part E(2) of the Income Tax Ordinance (New Version) or any Provision of the Law that succeeds it.

"Arrangement" - as defined in Sections 350 and 351 of the Companies Law 1999-5759, or any Provision of the Law that may succeed it.

11.6	If the Borrower's or a Related Corporation's business activities or commercial activity is discontinued and not recommenced within six months from the date of discontinuation.

11.6a
If the Borrower or a Related Corporation infringes or fails to fulfill the undertakings under the Credit Documents in a way that is not mentioned in any of the other sub-Sections of this Section 11 and which, in the opinion of one of the Lenders, is a fundamental undertaking towards it, and the breach thereof is not rectified within 30 days from the date on which the Lenders give warning thereof in writing.

11.7
If is clarified that there is a declaration or confirmation by the Borrower contained in the Credit Documents, that is "fundamental" in the sense that had the Lender been aware of it on the date of providing the Credit to the Borrower, the Lenders would not have given the Credit, whether contained above in this Agreement or contained in any of the other Credit Documents.

11.8	If the Borrower issues bearer securities without the Lenders' prior written agreement.

11.9
If a License/franchise that the Borrower or a Related Corporation has received, is rescinded or postponed, or if there is any change is made in the conditions of the License/franchise that the Borrower of the Related Corporation has received, which is, in the opinion of the Lenders, fundamental, and, in the opinion of any of the Lenders, pursuant to such change or rescission, as the case may be, there is less likelihood of the Credit being repaid in full and on time.

11.10
If at any time, an event or circumstance should occur that would, in the opinion of the Lenders, threaten or endanger, in a fundamental way, the likelihood of full and timely repayment of the Credit to the Lenders, including the aforesaid circumstances that could result in there being a high probability of an adverse effect on the financial position and/or the activities and/or the businesses of the Borrower, or if, in the opinion of the Lenders, there is a high probability that such event or circumstance is expected to occur, whether the occurrence of the event or circumstances as aforesaid is dependent on the Borrower or not;  but only if, to the extent that the event or circumstance is dependent on the Borrower, after the lapse of 30 days from the date on which the Lenders have given the Borrower notification of its existence, the Borrower has failed to establish, to the Lenders' complete satisfaction, that the measures required to assure the likelihood of the Lenders' being repaid in full and on time, have been adopted.

11.11
If an event of any kind occurs, the result of which could entitle a Financial Institution, in accordance with any document whatsoever signed and/or to be signed by the Borrower or by a Related Corporation, to require the immediate settlement of the indebtedness and obligations of the Borrower or of a Related Corporation towards such entity, the cumulative total of which is not lower than 50 million NIS., and also if such entity does not exercise the aforesaid entitlement - on condition that the Financial Institution has not issued to the Borrower or the Related Corporation, within 25 days from the occurrence of the event, a written confirmation according to which it does not require immediate settlement of the Credit due to the occurrence of the event.

11.12
If a Financial Institution has required immediate settlement of the indebtedness and obligations of the Borrower or of a Related Corporation towards such entity, the cumulative total of which is not lower than 10 million NIS. (linked to the Known Agreement Index).

11.13
If an application is submitted against any one of the Guarantors, for liquidation or the prior appointment of a provisional liquidator, a receiver, a special administrator or the freezing of proceedings or the granting of an order for the appropriation of assets, and an objection to such request is not submitted within 30 days or if the objection is rejected, or if a winding-up order or an order to freeze proceedings is issued against any of the Guarantors.

11.14
If Ampal American adopts a resolution regarding Merger, Splitting or Arrangement without obtaining the prior written approval of the Lenders therefore. In this regard, "Arrangement" is as defined in Section 11.5 above and "Splitting", as defined in Part E(2) of the Income Tax Ordinance (New Version) or any Provision of the Law that succeeds it, excluding however, transactions in the normal course of Ampal American's business.

11.15
If Ampal American breaches or does not fulfill any of its obligations whatsoever towards the Lenders, detailed in Annex 11.15 of this Agreement and the breach is not remedied within 30 days from the date on which the Lenders give warning thereof in writing.

11.16
In the event that a Financial Institution requires immediate settlement of the indebtedness and obligations of Ampal American towards such entity, the cumulative total of which is not lower than 100 million NIS. (linked to the Known Agreement Index).

If any of the events whatsoever detailed in Section 11 above, should occur, for which a remedial period is determined, the Bank will give its clients prior written notice of its requirement for immediate settlement, and the Bank will be entitled to require immediate settlement only if the Event of Breach has not been remedied by the end of the remedial period. However, if the Bank is of the opinion that its rights under the Credit Agreement are likely to be materially impaired as a result of its postponing its actions during the remedial period, the Bank will be entitled to require immediate settlement immediately upon the occurrence of the Event of Breach. For the avoidance of doubt, the remedial period will be calculated from the date on which the Event of Breach occurs and not from the date of the Bank's notification, except in cases specifically noted to the contrary in Section 11.

12.	Commission

The Borrower will pay the Lenders the commissions specified in Annex 12 to this Agreement. In addition, the Borrower will pay to each of the Lenders, the other commissions involved in the management of the Borrower's Accounts and in managing the amounts of Credit and the Securities, as is customary from time to time with the Lenders.

It is agreed that additional commissions will be charged in the event of any changes in the Credit Documents after their signing, if any from time to time, and in such sums as will be agreed between the Lenders and the Borrower.

13.	Authorization to charge an Account

13.1
The Borrower hereby grants irrevocable consent to debit the Accounts at each of the Lenders with the amounts due therefore according to the provisions of this Agreement, whether the relevant Account is in credit or in debit.

13.2
If one of the Lenders implements a right of offset available to it under one of the Credit Documents or under any other source, in respect of the amounts lodged with such Lender, (a) it will use the offset amount to settle the Credit, in respect of which it has exercised the right to offset as aforesaid, with all the Lenders at the Rate of Participation of each of them, and (b) the offset amount will not reduce the amount of Credit with the Lender that exercises the right of offset, by an amount that exceeds the Rate of Participation of such Lender in its amount of Credit.

The provisions of this Section constitute an irrevocable instruction by the Borrower to transfer offset sums to the other Lenders for settlement of the balance of the relevant undischarged amounts of Credit at the Rate of Participation of each of the Lenders.

14.	Management of the Accounts and their computation

14.1
Each of the Lenders will manage the Accounts and will carry out computations in accordance with their customary procedures regarding credit and each amount that is repaid by the Borrower to such Lender. In the absence of any obvious error, prima facie , any written notification given by any of the Lenders in respect of the management of the Accounts and their computation as specified in this Section, will constitute prima facie evidence of the accuracy of its content.

14.2
The Borrower declares in respect of the relationship between it and each of the Lenders, in any legal or administration proceeding regarding the Credit Documents: (a) in the absence of any obvious error, prima facie , the Accounts managed by such Lender and the computations carried out by it in respect of these Accounts constitute prima facie evidence of the accuracy of their content, and (b) a declaration by an authorized Representative of the Bank Coordinator in respect of the Applicable Interest for the periods to which it refers, constitutes a conclusive presumption of the accuracy of its content.

15.	The Bank Coordinator

15.1	Appointment of the Bank Coordinator and its powers

15.1.1	Each of the Lenders appoints the Bank Coordinator to act on its behalf in accordance with the powers extended to the Bank Coordinator as specified in the Credit Documents.

15.2
The powers, rights and authority extended to the Bank Coordinator in this Agreement are solely of an administrative nature. Without derogating from the generality of the aforesaid, the Bank Coordinator will not have the power to bind any of the Lenders by any obligation whatsoever under the Credit Documents and will not be entitled to sign on them on behalf of the Lenders. The Bank Coordinator will not have the power to represent any of the Lenders or to bind any of them in any legal or administrative proceeding related to the Credit Documents.

15.1.3	The Bank Coordinator is entitled to exercise its powers in accordance with this Agreement through its employees or representatives.

15.2	The Bank Coordinator's responsibilities

15.2.1
The Bank Coordinator, its employees, functionaries, directors, share holders or representatives will not be held responsible to any of the Lenders in any regard of: (a) the validity, reliability or enforceability of the Credit Documents; (b) the collection of amounts owing to the Lenders under the Credit Documents; and (c) the accuracy of any declaration or representation that is given, whether in writing or orally, relating to the Credit Documents.

15.2.2
The Bank Coordinator will not be held responsible for its acts or omissions relating to the Credit Documents, other than an act or omission as aforesaid that constitutes extreme negligence or is perpetrated maliciously. The parties undertake not to initiate any proceeding or request for indemnification or other relief under any law, against the Bank Coordinator's employees, functionaries, directors, shareholders or representatives in respect of any claim they may have against any of them (even if based on extreme negligence or a malicious act by one of them) under the Credit Documents.

15.2.3
Each of the Lenders undertakes to indemnify the Bank Coordinator, in accordance with the Rate of Participation, for any claim, expense, loss or payment imposed on it that arises, directly or indirectly, from its appointment or from the performance of its office (except in the event of extreme negligence or a malicious act by the Bank Coordinator).

15.2.4
The Bank Coordinator is entitled to perform any action or to refrain from the performance of any action, the performance of or refraining from which, as the case may be, constitutes, in its opinion, a breach of any law applying to it or which is required for the fulfillment of any condition under law applying to it. Without derogating from the generality of the aforesaid, the Bank Coordinator is entitled to refrain from disclosing information in his possession relating to the Borrower, if, in its opinion, such disclosure constitutes a breach of the confidentiality undertakings applying to it or a breach of any law or that could constitute the basis for a claim against it.

16.	Amendments, changes and waivers

16.1
Except as specifically stated to the contrary, in every instance where there is a requirement for the Lenders' agreement or approval under this Agreement or the Security Documents or in an instance where there is a requirement for their agreement in respect of a waiver in relation to the provisions of this Agreement or of the Security Documents, the intention is for agreement to be given through the Bank Coordinator to implement the action requiring the agreement of the Lenders. In any instance in which the Borrower is required to implement an action pursuant to an instruction, request etc. from the Lenders under this Agreement or the Security Documents, the intention is for the request, instruction etc. given through the Bank Coordinator.

16.2	It is specifically clarified that any notice, confirmation or agreement given by the Bank Coordinator to the Borrower will be conclusively presumptive as if given on behalf of the Lenders.

16.3	Any provision included in the Credit Documents can be amended or changed only in a document testifying to the amendment or change is signed by the Borrower and by each of the Lenders.

16.4
The amendment of a provision that bestows rights of any kind to the Bank Coordinator, a change to or waiver thereof, or an amendment, change or waiver of additional obligations imposed  on the Bank Coordinator or an extension of the existing obligations, will not come into effect without the Bank Coordinator's written agreement to the said amendment, change or waiver.

16.5
A waiver by one of the Lenders of a prior breach or the non-performance of one or more the Borrower's obligations or the non-fulfillment of any condition whatsoever under the Credit Documents, will not be considered as agreeing to a further breach or to the further non-fulfillment of any such condition or obligation; the failure of the Lenders to exercise any right whatsoever available to them under the Credit Documents or according to any law, will not be regarded as a waiver of such right.

No easement or waiver of any condition whatsoever of these conditions, will be binding on the Lenders, unless given in writing.

17.	Change in the parties; the Bank Coordinator's obligations and rights

17.1	The Borrower

The rights and obligations of the Borrower included in the Credit Documents, cannot be transferred without the agreement of all the Lenders.

17.2	The Lenders

17.2.1
Each of the Lenders is entitled at its exclusive discretion, to transfer its rights under the Credit Documents, in whole or in part, to Financial Institutions in Israel (a "Transferee"), on condition that the Transferee, as aforesaid, is subject to all components of the Credit (Loan A/Loan B/ Loan C and the Outstanding Renewed Amount) and the remaining cumulative unsettled balances of all credit (plus any Outstanding Renewed Amount or any of the Revised Outstanding Renewed Amount, as the case may be) immediately after the implementation of the transfer, both with the Transferor and the Transferee shall not fall below 12.5% of the balance of Cumulative unsettled balance of all the Credits plus the total unused amount of Credit C with each of the Lenders, as it will be at that time. The Borrower and the other Lenders will take all actions and sign all documents required to bring the transfer transaction as aforesaid into effect or to refine it, to release the transferring Lender from its transferred obligations and to transfer them to the Transferee or to bestow the transferred rights on the Transferee. It is hereby agreed that in any event where the Transferee is not a banking corporation in Israel, the Lenders will be entitled to implement the transfer transaction as aforesaid only after receiving the Borrower's prior written consent. For the purpose of this Section 17.2, "transfer" - the transfer of rights or obligations by a sale, check, endorsement, transfer or lien in any way whatsoever, either in whole or in part, either directly or indirectly (including by way of a sale of rights to participate in the above rights (participations) or in any other manner). The transfer can be made to one Transferee or to a number of Transferees, on the same date or from time to time.

The transfer as aforesaid in this Section 17.2.1 above, shall not be implemented unless a prior written notice has been issued to the Borrower not less than 3 Business Days in advance and the Transferee has accepted the transferor's obligations under this Agreement.

17.2.2
A Lender will be entitled, at any time, to reveal Information, (as defined hereunder) regarding a transfer transaction to any person or entity that corresponds to the definition of a "Transferee" when the Lender is conducting or is likely to be conducting with it, negotiations to implement a transfer transaction. Furthermore, such Lender will be entitled to reveal Information to anyone advising him and/or anyone on behalf of such person or entity and to companies involved in [the field of] credit rating, for the purpose of rating the rights. Disclosure of Information will be subject to the recipient of the Information signing a confidentiality undertaking, in a form that is acceptable to the Lenders and to the Borrower. For the purpose of this Section, "Information" means - any information currently in the Lender's possession or that is likely to be in its possession in the future, including information that is passed to the Lender by the Borrower, which, in the Lender's opinion, is essential or desirable to be passed regarding the transfer transaction, including information regarding the Credit, the Loans and any other banking service given or to be given to the Borrower, information on the liens and Securities given or to be given to secure [the Loans] and information regarding the Borrower.

It is hereby agreed that notwithstanding the aforesaid, the Lender will be entitled to transfer this Agreement to others without a confidentiality undertaking needing to be signed.

17.2.3	In the event of a transfer of part of the rights of one of the Lenders, the proportion of the relevant Rate of Participation of such Lender between it and the Transferee will be pro rata.

17.3	Third parties

This Agreement is not intended to impart, does not impart and shall not be interpreted as imparting, any right whatsoever to a person who is not a party to this Agreement, even though it is specifically referred to by name in this Agreement for any purpose whatsoever. None of this Agreement's provisions shall be interpreted as applying to the benefit of any person who is not a party to this Agreement.

18.	Expiration of the validity of the Agreement

If, by and including 22.6.2010, the prior conditions for the provision of the Credit have not all been fulfilled, this Agreement will be void ab initio , without the requirement for any action on the part of any of the parties hereto. In such event, as of the date of expiration, the Lenders will not be obliged to provide the Credit to the Borrower under this Agreement and all those actions taken up to such date, to the extent taken, will be annulled ab initio , and no party will have any claim or demand in respect thereof against the other parties.

19.	Miscellaneous

19.1
The Borrower agrees that the Lenders and the Bank Coordinator may share any information regarding it amongst and between themselves, including any document that any one of the Lenders or the Bank Coordinator receives or any information regarding its commercial situation or its financial situation, and there will be no contention in respect thereof.

19.2
In the event that a provision from the Credit Documents' provisions is determined to have been rescinded, is unlawful or unenforceable, this will not affect the validity of the remaining provisions in the Credit Documents.

19.3
Any notice sent by one of the parties to any of the others, will be considered to have reached its destination on the date of hand delivery, one Business Day after delivery by facsimile – on condition that confirmation of its receipt has been confirmed by telephone, or within three Business Days from the date on which it is sent by registered mail.

The parties' addresses for the purpose of this Agreement will be as specified hereunder (unless advised otherwise):

To the Lenders:

Bank Leumi L'Israel Ltd. Attention: Head of Communications Department Tel: 03-514-8398 Fax: 03-514-9017 Address: Yehuda Halevi 34, Tel-Aviv	Bank Discount L'Israel Ltd. Attention: Business Manager Tel: 03-514 4724 Fax: 03 -514-4053 Address Yehuda Halevi 23, Tel Aviv
Bank Coordinator
Bank Coordinator – Bank Leumi L'Israel Ltd. Attention: Head of Communications Department Tel: 03-514-8398 Fax: 03-514-9017 Address: Yehuda Halevi 34, Tel-Aviv

The Borrower:

Attention: Deputy Finance Director
Tel: 072-2002021
Fax: 072-2002060
Address: Hasivim 25, Petach Tikvah, 49170

19.4
This Agreement may be signed on one page containing the signatures of all the parties, and may be signed on separate pages which, when attached to this Agreement, will, together, constitute the parties' valid signing thereon.

19.5	The Credit Documents will be governed by the laws of the State of Israel and the courts of Tel-Aviv-Jaffo will have exclusive jurisdiction.

19.6	This Agreement will be considered as a draft by all the parties.

19.7
This Agreement and the Credit Documents contain, embody, merge and cause all the conditions agreed upon by the parties. No pledges, agreements, written or verbal, undertakings or representations in connection therewith, given or made by the parties prior to the date of executing this Agreement, shall increase the parties' obligations and rights as set out in this Agreement and the other Credit Documents or arising therefrom, or derogate from or change them, and the parties will not be bound by them as of the date of signing this Agreement.

IN WITNESS WHEREOF the parties have validly signed on the date set out in the preamble to this Agreement

Bank Leumi L'Israel Ltd. By: /s/ Rina Vahaba /s/ Gadi Sivani	Bank Discount L'Israel Ltd. By: /s/ Natalia Hagendorf /s/ Orit Alster
Bank Coordinator - Bank Leumi L'Israel Ltd. By: /s/ Rina Vahaba /s/ Gadi Sivani
012 Smile Telecom Ltd. By: /s/ Irit Eluz /s/ Yoram Firon